 2 County Court Blvd., Suite 405, Brampton, Ontario, L6W 3W8

 Ph: 905-595-0575  Fax: 905-595-0578

September 25, 2006

To:

British Columbia Securities Commission

Alberta Securities Commission

Ontario Securities Commission

Dear Sirs/Mesdames:

Re:

Minco Silver Corporation (the “Company”)

Revised Annual Information Form dated September 25, 2006 (the “AIF”)

Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Eugene Puritch, P. Eng., and Tracy Armstrong, P. Geo, to the use and public filing of the report titled “Updated Technical Report and Resource Estimate on the Fuwan Property, Guangdong Province, China” dated September 25, 2006 (the “Report”) in connection with the filing of the AIF titled “Revised Annual Information Form for the Year Ended December 31, 2005” dated September 25, 2006, by the Company and to the inclusion of the written disclosure of the Report and of extracts from or a summary of the Report in the written disclosure contained in the AIF or incorporated by reference therein.

We hereby confirm that we have read the AIF, including the written disclosure of the Report and of extracts from or a summary of the Report contained in the AIF or incorporated by reference therein and that it fairly and accurately represents the information in the Report.

Sincerely,

 _________________________

Eugene Puritch, P. Eng.

_________________________

Tracy Armstrong, P. Geo.